EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-160075 and 333-175308) and Form S-3 (File Nos. 333-161525, 333-161153, and 333-161487) of China Education Alliance, Inc., of our report dated April 16, 2012 relating to the consolidated financial statements of China Education Alliance, Inc., and subsidiaries as of December 31, 2011 and for the year then ended, which report appears in this annual report on Form 10-K of China Education Alliance, Inc.

/s/ Baker Tilly Hong Kong Limited

BAKER TILLY HONG KONG LIMITED

Certified Public Accountants

Hong Kong

April 16, 2012